Exhibit 10.1
September 5, 2006
Mr. Michael O. Fifer
3254 Pointe Hill Cove
Memphis, TN 38125
     Re:      Employment Offer
Dear Mr. Fifer:
     It is with great pleasure that Sturm, Ruger & Company, Inc. offers you the position of Chief Executive Officer with the following compensation package:
•	Base salary of $400,000 per year;

•	An award of 400,000 Company common stock options subject to the terms of the 1998 Stock Incentive Plan (enclosed);

•	A restricted stock award in an amount equal to $250,000, subject to the terms of a plan currently under development, and further subject to approval by the Company’s shareholders at the 2007 Annual Shareholders meeting, scheduled for April 24, 2007;

•	In the event of your termination by the Company for any reason other than cause, an executive severance agreement to include, subject to the terms and conditions of that agreement, a separation benefit of 1.5 times base annual salary;

•	Eligibility to participate in the Company’s management incentive compensation program, subject to the terms and conditions of the program, at a target level of 75% of base salary. For 2006, you will receive a guaranteed incentive award of $75,000 payable as of December 31, 2006, assuming that you remain in our employ on that date;

•	Eligibility to participate in the Company’s Salaried Employees Retirement Income Plan, a defined benefit retirement plan, and Profit Sharing Plan, a defined contribution plan, subject to plan terms;

•	Eligibility for health, dental, life and long-term disability insurance coverage, subject to plan terms;

•	Reimbursement for any medical premiums incurred by you during the 31-day waiting period required for coverage under the Company’s medical health plan;

•	Four weeks’ paid vacation;

•	12 Company-paid holidays per calendar year. 2006 holidays are: April 14, May 29, July 3-4, September 4, November 23-24, and December 25-29;

•	Reimbursement for the following moving expenses:
•	Two “house-hunting” trips for you and your family, not to exceed ten days;

•	Expense of moving your family and your household goods such as furniture, clothing, appliances, etc., from Tennessee to Connecticut;

•	Temporary living and commuting expenses for a period of time not to exceed one year;

•	Expense of moving household goods, one time only, from your rental residence to a second residence in the Connecticut area, should you decide to rent initially;

•	Real estate agency fees, not to exceed 6%, attorney’s fees and other usual closing fees related to the sale of your current home, and attorney and customary closing fees related to the purchase of your new home;

•	A $30,000 relocation allowance for incidental expenses at the time of your purchase of a Connecticut home;

•	Reimbursement for the lesser of the tax and insurance payments on your former residence or your new residence, and reimbursement for mortgage interest expense on your new home, for a period not to exceed six months from the date of purchase of your Connecticut home; and

•	Company “gross-up” for taxes related to any of the above-listed relocation expenses.
     The Company strives to provide a competitive compensation and benefits program for its salaried employees as described in the enclosed Summary Plan Descriptions. The Company is in the process of evaluating the adequacy of its equity incentives for senior executives, including further stock options, restricted stock awards, and other forms of long-term, performance-based incentive compensation programs. This evaluation and any program changes are expected to be completed no later than the 2007 Annual Shareholders meeting, currently scheduled for April 24, 2007. In the meantime, if you have any questions concerning the benefits for which you are eligible, please contact Carole Markland, our Corporate Human Resources Manager, or Leslie M. Gasper, our Corporate Secretary, at (203) 259-7843.
     You will report directly to the Board of Directors of the Company. As we are anxious for your employment to begin as soon as possible, please contact Stephen L. Sanetti or me to discuss your actual start date. We greatly look forward to having you join our Company and become the top member of our management team. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any oral or written representations may be considered a contract for any specific period of time.
     This offer of employment is subject to your satisfactory completion of all required employment documentation. If not previously accepted by you, this offer will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary. If you wish to accept this offer, please sign in the space provided below and return it to me within the specified time. Please contact me at (203) 259-7843 with any questions you may have regarding the Company or this offer.

Sincerely, STURM, RUGER & COMPANY, INC.
/s/ James E. Service
VADM James E. Service, U.S.N. (ret.)
Chairman of the Board Of Directors

I agree to the terms of the employment set forth above.

/s/ Michael O. Fifer	09/12/06

Signature	Date